Rydex CurrencyShares
®
Currency as an Asset Class
This presentation is provided for informational purposes only. The contents are neither designed nor intended and should not be considered as, or relied upon as, investment, legal, tax or accounting advice or as a recommendation of any specific security or strategy. Investors should have a thorough understanding of the risks, as well as potential benefits, of the products and strategies referenced throughout this presentation and consult their financial advisor before deciding what, if any, course of action to take for their own particular situation.
1
Filed Pursuant  To Rule 433
Registration Nos. 333-163068, 333-164343,
333-173145, 333-171714, 333-173158,
333-159961, 333-150687, 333-159964,
and  333-168006

Rydex | SGI Overview
Focused on delivering alpha and beta solutions
276 employees with 46 investment professionals
~$25.5 billion in assets under management, with $8.0
billion in Exchange Traded Products as of 03.31.11
A subsidiary of Guggenheim SBC Holdings, LLC, a special
purpose entity managed by an affiliate of Guggenheim
Partners, LLC
Who we are
We innovate– with numerous industry firsts
–
First Equal Weight ETF [RSP in 2003]
–
First Currency ETPs [CurrencyShares, 2006]
–
First Equal Weight S&P Sector ETFs [2006]
–
First Managed Futures Mutual Fund [2007]
We educate – providing education that empowers
advisors to deliver innovative, competitive solutions
to their clients
What we do

Rydex: Current Exchange Traded Products
US Value US Growth US Core US Sectors Global-Int’l Equity/Currency
ETPs Pure Style SP400 Pure Style SP400 Russell Top 50 Australian Dollar British Pound
Pure Style SP500 Pure Style SP500 SP500 2X Canadian Dollar Mexican Peso
Pure Style SP600 Pure Style SP600 SP500 Inv 2X Euro Swedish Krona
Swiss Franc Russian Ruble
Japanese Yen
EQUAL EW SP 500 EW Consumer Discretionary EW MSCI ACWI
WEIGHT EW Russell 1000 EW Consumer Staples EW MSCI EAFE
ETFs EW Russell MidCap EW Energy EW MSCI Emerging Markets
EW Russell 2000 EW Financials
EW Health Care
EW Industrials
EW Materials
EW Technology
EW Utilities

4
Rydex|SGI: A History of Innovation
RSP
First Equal
Weight ETF
4/24/2003
XLG
Differentiated
Mega-Cap Exposure
5/4/2005
FXE
First Currency
ETF in U.S.
12/5/2005
Pure Style ETFs:
3/1/2006
Domestic Equal Weight
Global/Int’l Equal Weight
2003 2007 2005 2009 2010 2004 2006 2008 2011
First Managed
Futures Mutual Fund
3/2/2007
Read a fund’s prospectus and summary prospectus (if available) carefully before investing. It contains the fund’s investment objectives, risks, charges, expenses and other information, which should be considered carefully before investing. Obtain a prospectus and summary prospectus (if available) at www.rydex-sgi.com or call 800.820.0888.

Bloomberg

May 11, 2011

Australian Dollar Falls as Commodity Decline Crimps Demand for Exporters

The Financial Times

February 28, 2011

Canadian data lift loonie to three-year high

interFax

April 27, 2011

Ruble moves up against dollar and euro for third day in a row

Bloomberg

May 11, 2011

Australian Dollar Falls as Commodity Decline Crimps Demand for Exporters

Reuters

April 13, 2011

Yen weakens, oil resumes climb as risk sought

aol.com New

April 24, 2011

U.S. Dollar Reaches Three-Year Low

currencySHARES®

Currency in the News

An Overview of Currency
The currency market is the world’s largest and most liquid market, with average daily turn-over of roughly $4 trillion*.
Many hedge funds and institutions have used currency investing as a means of hedging certain portfolio exposures against currency risks and opportunistically trading across currencies.
Many foreign currencies have historically shown a  low correlation to U.S. equity and fixed income markets.
Currency investing offers a variety of trading strategies.
* Source: Bank of International Settlements, April 2010

• Interest rates • Inflation / deflation, • International trade • Commodity prices • Economic stability • Geo-political risk Factors that Impact Currency

Cumulative Return Chart

04/01/2006 to 03/31/2011

15,000
14,000
13,000
12,000
11,000
10,000
9,000
8,000
7,000
'06
'07
'08
'09
'10
Japanese Yen (USD per unit)
Euro (USD per unit)
Australian Dollar (USD per unit)
Canadian Dollar (USD per unit)
Swiss Franc (USD per unit)
British Pound Sterling (USD per unit)
Mexican Peso (USD per unit)
Swedish Krona (USD per unit)

currencySHARES®

Currency Fluctuates Significantly Over Time
SOURCE: FactSet, based on Bank of NY noon buying rates
Past performance is no guarantee of future results.
Currency performance shown is based on the Bank of NY noon buying rate and is not mean to represent the performance of the CurrencyShares Trusts.
The performance shown does not reflect fees, expenses or transaction costs.

Source data: FactSet.
Past performance is no guarantee of future results. Index returns do not reflect fees, expenses or transaction costs. You cannot invest directly in an index.
See important definitions on slide 19
Correlation
(4/1/2006 through 3/31/2011)
Correlation
US Dollar
Index
S&P 500®
Index
Barclays
Capital U.S.
Aggregate
Bond Index
US Dollar Index 1.00
S&P 500® Index -0.56 1.00
Barclays Capital U.S. Aggregate
Bond Index
-0.41 -0.56 1.00
Many currencies have historically offered a low correlation to other asset classes like stocks and bonds, which in turn helps lower portfolio risk and boost overall returns.

Mar-06
Jun-06
Sep-06
Dec-06
Mar-07
Jun-07
Sep-07
Dec-07
Mar-08
Jun-08
Sep-08
Dec-08
Mar-09
Jun-09
Sep-09
Dec-09
Mar-10
Jun-10
Sep-10
Dec-10
Mar-11

currencySHARES®

Source: Bloomberg
Performance displayed is past performance and no guarantee of future results.
For the examples above, stocks are represented by the S&P 500 Index, bonds are represented by Barclays Capital Aggregated Bond Index, international developed equities are represented by the MSCI EAFE Index, Emerging Market Equities are represented by MSCI EM Index and currency is represented by the US Dollar Index. The referenced indices are not available for direct investment and do not reflect the effects of transaction costs, fees or expenses. The 60/40 portfolio is comprised of 60% U.S stocks and 40% U.S bonds; the international portfolio is comprised of 40% U.S stocks, 15%
international developed equities, 5% emerging market equities and 40% U.S bonds. The international with currency portfolio is comprised of 40% U.S stocks, 10% international developed, 5% emerging market equities, 10% euro and 35% U.S bonds.
Potential Impact of Adding Currency to A Portfolio
Portfolio Basket Cumulative Return: 5 Years Ending 3/31/2011
-20%
-10%
0%
10%
20%
30%
60/40 International Int. With Currency

A Convenient Way to Access Currencies: CurrencyShares®
For many years, hedge funds and institutions have used currencies as a way of hedging the dollar through seeking currency exposure through the forex market, which could be challenging for advisors and individuals to utilize. Now, advisors and investors have a potentially efficient way of hedging dollar exposure, and taking advantage of investment opportunities in the currency markets.
Rydex CurrencyShares
®
offer a convenient, cost-effective way to gain
exposure to nine currencies.

Potential CurrencyShares
®
Uses
Provide an efficient means of gaining exposure to a currency
Can be used as a tool for currency hedging
Can be used as part of a tactical trading strategy, individually and collectively.
Currency trading is used by hedge funds and institutions to hedge foreign exchange, and to take positions, long and short, in currencies based on expectations.
Investors can be long the highest yielding currency, and short the lowest yielding currency (i.e., the “Carry-Trade”).

The Role of Currencies
Diversifying
Cash
Just as investors diversify their international stock and bond portfolios to reduce risk, investors can also diversify their cash allocations.
Alpha (or
Opportunistic)
Strategies
i.e. Popular Carry
Trade,
where investors seek to profit on the interest rate differential between two currencies. A simple version of the trade can be achieved by purchasing a high-yielding currency and shorting a low-yielding one.
Speculation Investors can make calls on the future value of any given pair of currencies. For example, an investor who believes the U.S. dollar will weaken compared to the euro may choose to go long the  Euro, while an investor who thinks the euro is relatively overvalued may choose to short the trust instead.
International
Hedging
Buying international stocks and bonds inherently introduces some exposure to fluctuating currency values, which can significantly impact returns for U.S. investors.
A Currency Alpha Strategy is an opportunistic strategy is which investors seek to profit from a currency market move, as opposed to a hedging strategy in which an investor is attempting to reduce risk.
Currency investing is subject to several risks. Several factors may affect the price of foreign currency relative to the U.S. dollar including: National debt levels and trade deficits, domestic and foreign inflation rates and investors' expectations concerning inflation rates, domestic and foreign interest rates and investors' expectations concerning interest rates, Investment and trading activities of mutual funds, hedge funds and currency funds; and , Global or regional political, economic or financial events and situations. When the price of the currency declines, an investor will be adversely affected. Short selling involves increased risk and costs, including paying more for a security than it received from its sale and the risk of unlimited losses.

Rydex CurrencyShares ®
Rydex CurrencyShares
® offers investors nine ETPs. These ETPs offer a convenient, cost-
effective way to gain exposure to foreign currencies. Rydex CurrencyShares ® ETPs are grantor trusts, and they hold actual foreign currency deposits as their sole asset. Each
CurrencyShares ® ETP has a deposit account denominated in each of the nine currencies.
Interest earned*, if any, accrues daily. Any interest, after trust expenses are paid; distributed to shareholders monthly.
Nine CurrencyShares
•CurrencyShares Australian Dollar Trust
FXA
•CurrencyShares British Pound Sterling Trust
FXB
•CurrencyShares Canadian Dollar Trust
FXC
•CurrencyShares Euro Trust
FXE
•CurrencyShares Japanese Yen Trust
FXY
•CurrencyShares Mexican Peso Trust
FXM
•CurrencyShares Russian Ruble Trust
XRU
•CurrencyShares Swedish Krona Trust
FXS
•CurrencyShares Swiss Franc Trust
FXF
*Such interest is not expected to form a significant part of the shareholders' investment return.

Benefits of Currency in an ETP Format
Accessibility Access the currency markets through a traditional brokerage account. Shares are bought and sold on the NYSE Arca just like other exchange listed securities.
Actual
Currency
Holdings
The foreign currencies are deposited in segregated depository accounts at JP Morgan
(London).
Exchange-
Traded
CurrencyShares are bought and sold on the NYSE Arca, providing an efficient means of incorporating tactical strategies or hedging exposures. CurrencyShares are eligible for margin.
Liquidity CurrencyShares are liquid. They can be purchased in the secondary market. Shares of each
Trust can be created or redeemed in baskets of 50,000 units by Authorized Participants (APs).
Choice With nine different products covering the world’s major currencies, investors can easily customize their trades to meet their investment objectives.
Transparency CurrencyShares® are grantor trusts, and they hold actual foreign currency deposits as their sole asset as opposed to money market debt instruments or derivatives contracts.
The assets of each Trust back the shares. The Trust does not hold or employ derivatives.

Creation Process

Shareholders
Pay USD
Buy Shares
Sell Shares
Receive USD
NYSE Arca
AP receives USD
AP sells Shares
CurrencyShares® Euro Trust
Trustee (The Bank of New York Mellon)
Trustee directs DTC to credit shares to AP
AP orders Shares and pays applicable fees
AP delivers euro (Basket Euro Amount)
Authorized Participant (AP)
Depository (JPMorgan Chase Bank, N.A., London Branch)

currencySHARES®

CurrencyShares Process
•
AP delivers currency to Trustee (principal plus three days of accrued interest) which, in exchange, provides for the delivery of capital shares of the Trust to the AP’s DTC account
•
Depository account is comprised of two separate accounts: one for principal and the other for interest-in order for the grantor trust to remain an entirely passive structure
•
At month end, total accrued interest is withdrawn from the interest account, trust expenses are satisfied, and any interest in excess of the amount required to cover Trust expenses is distributed on a pro-rate basis to shareholders
•
All accounting takes place in native currency to nullify the FX impact

Quarter End Before Tax Performance as of 03/31/2011										
Fund Name	Type	Ticker	YTD[1] (%)	1 Year (%)	3 Year (%)	5 Year (%)	10 Year (%)	SI (%)	Expense Ratio[2]	Inception Date
CurrencyShares Australian Dollar Trust	NAV	FXA	1.85	16.91	8.16	N/A	N/A	12.11	0.40	06/21/2006
	Market Close	FXA	2.11	16.93	8.15	N/A	N/A	12.11	0.40	
CurrencyShares British Pound Sterling Trust	NAV	FXB	2.32	5.39	-6.22	N/A	N/A	-0.80	0.40	06/21/2006
	Market Close	FXB	2.41	5.43	-6.15	N/A	N/A	-0.77	0.40	
CurrencyShares Canadian Dollar Trust	NAV	FXC	2.17	4.21	2.17	N/A	N/A	4.23	0.40	06/21/2006
	Market Close	FXC	3.09	4.66	2.21	N/A	N/A	4.30	0.40	
CurrencyShares Euro Trust	NAV	FXE	5.78	4.72	-2.81	4.85	N/A	5.19	0.40	12/09/2005
	Market Close	FXE	6.06	4.78	-2.80	4.85	N/A	5.17	0.40	
CurrencyShares Japanese Yen Trust	NAV	FXY	-2.24	12.29	6.03	N/A	N/A	9.44	0.40	02/12/2007
	Market Close	FXY	-2.46	11.98	5.81	N/A	N/A	9.35	0.40	
CurrencyShares Mexican Peso Trust	NAV	FXM	4.18	5.82	0.61	N/A	N/A	4.19	0.40	06/21/2006
	Market Close	FXM	5.14	6.32	0.76	N/A	N/A	4.24	0.40	
CurrencyShares Russian Ruble Trust	NAV	XRU	7.57	3.81	N/A	N/A	N/A	0.27	0.40	11/10/2008
	Market Close	XRU	8.75	5.16	N/A	N/A	N/A	0.66	0.40	
CurrencyShares Swedish Krona Trust	NAV	FXS	6.81	14.30	-1.23	N/A	N/A	4.49	0.40	06/21/2006
	Market Close	FXS	6.31	14.82	-1.15	N/A	N/A	4.51	0.40	
CurrencyShares Swiss Franc Trust	NAV	FXF	1.79	14.59	2.65	N/A	N/A	6.86	0.40	06/21/2006
	Market Close	FXF	1.53	14.32	2.52	N/A	N/A	6.77	0.40	

currencySHARES®

CurrencyShares Performance (as of 3/31/2011)
¹ Partial year returns are cumulative, not
annualized. Performance results are short-term
and may not provide an adequate basis for
evaluating the performance potential of the fund
over varying market conditions or economic
cycles.
Performance displayed represents past
performance, which is no guarantee of
future results. Investment returns and
principal value will fluctuate so that when
shares are redeemed, they may be worth
more or less than original cost. Total returns
reflect the reinvestment of all dividends.
Current performance may be lower or higher
than the performance data quoted. For up-
to-date performance, including performance
current to the most recent month-end, visit
our web site at www.currencyshares.com.
The NAV and Market Close Performance may
differ. A major reason for the difference is that
timing discrepancies can exist between the NAV,
which is calculated using the WM/Reuters Closing
Spot Rate, and Market Close, which is calculated
using Closing Price (last trade). The WM/Reuters
Closing Spot Rate is the exchange rate of the U.S.
dollar and the applicable foreign currency as
determined by WM/Reuters as of 4:00 PM London
Time. Prior to 11/13/2008 NAV for each
CurrencyShares Trust except the
CurrecyShares Russian Ruble Trust, was
calculated using the Noon Buying Rate, as
determined by the Federal Reserve Bank of
New York. For additional information please see
each trust's prospectus.

CurrencyShares are subject to a number of risks and may not be suitable for all investors.
The value of the shares of each CurrencyShares Trust relates directly to the value of the foreign currency held by the particular Trust. This creates a concentration risk associated with fluctuations in the price of the applicable foreign currency. Accordingly, a decline in the price of that currency will have an adverse effect on the value of the shares of the particular CurrencyShares Trust. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign interest rates, investment and trading activities of institutions and global or regional political, economic or financial events and situations.
Shares of each CurrencyShares Trust can be bought and sold through a broker; as such, investors may be required to pay brokerage commissions in connection with a purchase or sale.
There can be no assurance that an active trading market for the shares will develop or be maintained.
The risks associated with each of the CurrencyShares Trusts are not identical because of differences in the economies underlying each CurrencyShares Trust, as well as other considerations.
Read the prospectus for more complete information on each risk.
CurrencyShares
®
Risks

U.S. Dollar Index Indicates the general international value of the U.S. Dollar. The USDX does this by averaging the exchange rates between the U.S. dollar and six major world currencies: the euro, yen, British pound, Canadian dollar, Swedish krona and Swiss franc.
S&P 500 - An unmanaged capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.
Barclays Capital U.S. Aggregate Bond Index (Bonds) An unmanaged index composed of securities from the Barclays
Capital/Corporate Bond Index, Mortgage-Backed Securities Index and the Asset-Backed Securities Index. Total return comprises price appreciation/depreciation and income as a percentage of the original investment. Indices are rebalanced monthly by market capitalization.
Correlation.
This is a measurement of how closely the performance of two assets match each other - the measure of correlation ranges from positive one (1) to negative one (-1). For example:
If the value of two assets always moves in the same direction, they are said to be "highly correlated," and they have a correlation of positive one (1).
If their values always move in opposite directions, they are said to have a "negative correlation" or "inverse correlation," and have a correlation of negative one (-1).
If there is no consistent mathematical relationship between the value of the two assets, then the correlation coefficient is 0.
Important Disclosure

Important Disclosure
The CurrencyShares Trusts are not an investment companies registered under the Investment Company
Act of 1940 or a commodity pools for purposes of the Commodity Exchange Act.
Each of the CurrencyShares ® Australian Dollar Trust, CurrencyShares ® British Pound Sterling Trust,
CurrencyShares ® Canadian Dollar Trust, CurrencyShares ® Euro Trust, CurrencyShares ® Japanese Yen
Trust, CurrencyShares ® Mexican Peso Trust, CurrencyShares ® Russian Ruble Trust, CurrencyShares ®
Swedish Krona Trust and CurrencyShares ® Swiss Franc Trust (each a “Trust” and collectively, the
“Trusts”) has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates.
Before you invest in the shares of a Trust, you should read the prospectus in the registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and its offering. This information must be accompanied by a current CurrencyShares ® Mexican Peso
Trust, CurrencyShares ® Russian Ruble Trust and CurrencyShares ® Swedish Krona Trust prospectus. For the remaining CurrencyShares ® Trusts, you may get these documents for free by visiting EDGAR on the
SEC web site at www.sec.gov. Alternatively, the Trusts and any offering participant will arrange to send you any Trust prospectus if you request it by calling toll-free 800.820.0888. The prospectus for each Trust is also available by accessing the issuer’s web site at www.currencyshares.com.
CurrencyShares ® is a registered trademark of Rydex Holdings, LLC. Rydex Specialized Products, LLC, d/b/a Rydex|SGI,
is the sponsor of each of the CurrencyShares Trusts.
Rydex Distributors, Inc., an affiliate of Rydex|SGI, is the distributor of each of the CurrencyShares Trusts and
Rydex|SGI Funds.
Contact us: 800.820.0888
or visit www.currencyshares.com